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                                                                    EXHIBIT 3.37

                         CERTIFICATE OF INCORPORATION
                                      OF
                         IT INVESTMENT HOLDINGS, INC.
                              A STOCK CORPORATION

     I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby certify as follows:

     FIRST: The name of the corporation (the "Corporation") is IT Investment Holdings, Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New York, Delaware 19805. The name of the Corporation's registered agent at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, without par value.

     FIFTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Fifth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

     SIXTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may
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enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

     SEVENTH:  The name and mailing address of the incorporator is:

                    James M. Redwine, Esq.
                    IT Corporation
                    23456 Hawthorne Boulevard
                    Torrance, CA  90505

     EIGHTH: The names and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

     NAME                               MAILING ADDRESS
     ----                               ---------------

     James M. Redwine, Esq.             IT Corporation
                                        23456 Hawthorne Boulevard
                                        Torrance, CA  90505


     IN WITNESS WHEREOF, I the undersigned, being the incorporator hereinabove named, do hereby execute this Certificate of Incorporation this 9th day of May, 1996.

                              /s/ James M. Redwine
                              --------------------
                              James M. Redwine